UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Wilmer J. Thomas, Jr.
        272 Undermountain Road
        Salisbury, Connecticut 06068

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):

        ###-##-####

   4.   Statement for Month/Year:

        May 1998

   5.   If Amendment, Date of Original (Month/Year):

         August 1997

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director (x) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person



                                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                DISPOSED OF, OR BENEFICIALLY OWNED


                                                                                           5. Amount of
                                                                                            Securities    6. Owner-      7. Nature
                                                                                           Beneficially   ship Form:        of
                        2. Transaction                                                       Owned at     Direct (D)     Indirect
        1. Title of          Date        3. Transaction       4. Securities Acquired       End of Month  or Indirect    Beneficial
          Security         (Month/            Code            (A) or Disposed of (D)         (Instr.         (I)         Ownership
         (Instr. 3)       Day/Year)        (Instr. 8)           (Instr. 3, 4 & 5)             3 & 4)      (Instr. 4)    (Instr. 4)
        -----------     -------------    -------------        ----------------------       ------------   ----------    ----------

                                         Code      V      Amount   (A)or(D)      Price
       Common Stock,       5/29/98         P               6000        A         $1.88      8,006,343         D
       $.01 par value

/TABLE


                                                TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                                     DISPOSED OF, OR BENEFICIALLY OWNED
                                       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                    9. Number  10. Owner-
                                              5. Number                                                 of        ship
                                              of Deriv-                                             Deriva-     Form of
                                                ative                                                tive       Deriva-
              2. Conver-                      Securities                                           Securities    tive
     1. Title   sion or                        Acquired     6. Date        7. Title      8. Price    Benefi-   Security: 11. Nature
        of     Exercise  3. Trans-              (A) or    Exercisable        and            of       cially     Direct       of
     Deriva-   Price of    action  4. Trans-   Disposed       and         Amount of      Deriva-    Owned at    (D) or    Indirect
       tive     Deriva-     Date     action     of (D)     Expiration     Underlying       tive      End of    Indirect  Beneficial
     Security    tive     (Month/     Code    (Instr. 3,  Date (Month/    Securities     Security    Month       (I)     Ownership
    (Instr. 3) Security  Day/Year) (Instr. 8)   4 & 5)     Day/Year)    (Instr. 3 & 4)  (Instr. 5) (Instr. 4) (Instr. 4) (Instr. 4)
    ---------- --------  --------- ---------- ----------  ------------- --------------- ---------- ---------- ---------- ----------
                                   Code   V   (A)  (D)    Date  Expira- Title Amount or
                                                          Exer-    tion       Number of
                                                          cisable  Date         Shares





     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:



   /s/ Wilmer J. Thomas, Jr.
   ==============================